EXHIBIT 99.2

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES ANNOUNCES DISTRIBUTION AGREEMENT WITH SUPERIOR
COMMUNICATIONS, LEADING DISTRIBUTOR TO MOBILE OPERATORS

New York, N.Y., August 5, 2004 – Medis Technologies Ltd. (NASDAQ:MDTL) (“Medis”) announced today that it has entered into a distribution agreement with Superior Communications, which provides wireless accessories to major mobile operators, retailers and distributors across the United States, for the distribution of Medis’ fuel cell Power Pack products. Superior is a leading manufacturer and provider of innovative wireless accessories and programs in the United States.

“Superior Communications adds great outreach to the distribution system for our Power Pack products,” said Robert K. Lifton, Chairman and CEO of Medis Technologies. “We are particularly excited by their direct connections with leading mobile operators, as to whom we have granted Superior exclusive marketing rights. Our aim is to have in place a broad distribution network that covers all of the retail outlets where the consumer would look to buy Medis’ Power Pack products. We have previously announced our distribution relationship with Kensington Technology Group and ACCO Brands Inc. Kensington has its primary relationships with the ‘big box’ stores like Best Buy, Circuit City and Comp USA as well as various online retailers and catalog retailers. ACCO has relationships with many retail outlets offering office supplies like Staples, Office Max and Office Depot and in other distribution channels which carry its Swingline Stapler, Daytimer and Master Lock branded products such as Walmart and Target. The addition of Superior Communications’ outlets adds a whole new category of outlets.”

“We are pleased to be selected as the mutually exclusive distributor of the Medis Power Pack for our markets and look forward to a successful relationship,” said Eric Anderson, Director of Business Development at Superior Communications. “The industry has waited patiently for cutting edge technology to reliably solve the power problems that consumers face within their daily lives. We believe Medis has developed the most efficient and cost effective solution with the Medis Power Pack.”

About Superior Communications
Based in Irwindale, CA, Superior Communications is a leading manufacturer and provider of innovative wireless accessories and programs in the United States. Providing a one-stop shop for wireless retailers, distributors and carriers, Superior Communications offers award-winning engineering and 100% quality control manufacturing. The company also packages goods for retail sale through their fully automated distribution center and assists customers with everything from product mix and lifecycle management, to sales training for retail associates, helping to maximize customer sales. For more information visit the company Web site at www.superiorcommunications.com.

Medis Technologies Ltd.	Page 2
August 5, 2004

Medis Technologies is involved in the development of highly advanced proprietary technology products primarily related to sources of clean energy for the 21st Century. Medis’ primary focus is on direct liquid fuel cell technology. Its business strategy is to license or sell its technologies to, or enter into joint ventures with, large international corporations or sell its products to end users through retail outlets and service providers. In addition to its fuel cell technology, Medis’ product pipeline, in varying stages of development, includes inherently conductive polymers, the toroidal engine and compressor and stirling cycle system. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risk and uncertainties, including, but not limited to, the successful completion of product development, the success of product tests, commercialization risks, availability of financing and results of financing efforts. Further information regarding these and other risks is described from time to time in the Company’s filings with the SEC.

This press release is available on Medis’ Web site at www.medistechnologies.com.

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